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                                                                      Item 17(c)


                             WALCOTT PARTNERS, L.P.
                               33 East 63rd Street
                            New York, New York 10021


                                 April 14, 1998


Stephen C. Schram
548 Alda Road
Mamaroneck, New York 10543


                  Re: Letter Agreement relating to Unit Option (Non-Assignable) to Purchase Units of Boston Celtics Limited Partnership in the name of Stephen C. Schram, dated December 31, 1993 (as amended on January 8,
                           1998)

Dear Mr. Schram:

         This letter agreement (the "Letter Agreement") memorializes the following agreements between Walcott Partners, L.P. ("Walcott") and you ("Schram") relating to the Unit Option (Non-Assignable) to Purchase Units of Boston Celtics Limited Partnership ("BCLP") in the name of Stephen C. Schram, dated December 31, 1993 (as amended by the Agreement and Release between Schram and BCLP, dated January 8, 1998) (the "Unit Option"), a copy of which is attached hereto as Exhibit A. Capitalized terms used but not defined in this Letter Agreement have the meanings given them in the Unit Option.

         Schram and Walcott agree as follows:

         1. Option Exercise. Not later than May 26, 1998, Schram shall exercise the Unit Option in full by giving written notice to BCLP pursuant to the terms of the Unit Option. In such notice, Schram shall specify (a) that June 1, 1998 (the "Option Exercise Date") is the date of exercise and (b) that he will purchase, pursuant to the Unit Option, 250,000 BCLP Units at a price of $8.50 per Unit, for a total purchase price of $2,125,000 (the "Purchase Price"). The 250,000 BCLP Units so purchased, and any Castle Creek Interests (as defined in the Agreement and Plan of Reorganization among BCLP, Boston Celtics Limited Partnership II, Castle Creek Partners, L.P., Celtics Limited Partnership, Celtics, Inc., BCLP II GP, Inc., Castle Creek GP, Inc., Boston Celtics Corporation, and Celtics Capital Corporation, dated as of April 14, 1998, a copy of which is attached to this Agreement as Exhibit B (the "Plan")) distributed with respect to these Units in the Reorganization (as defined in the Plan), are referred to herein collectively as the "Option Units."

         2. Secured Loan. On the Option Exercise Date, (i) Walcott shall lend to Schram an amount (the "First Loan Amount") equal to the sum of
         (a) the Purchase Price and
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         (b) 37% of the difference between the Purchase Price and the fair market value (as defined in the Unit Option, measured as of the Option Exercise Date) of the Option Units in connection with his exercise of the Unit Option (the "Loan") by transferring to BCLP on Schram's behalf, upon receipt of the Walcott Note (as defined herein) executed by Schram, the First Loan Amount in immediately available funds, and
         (ii) Schram shall execute a promissory note in favor of Walcott (the "Walcott Note"), the form of which is attached to this Agreement as Exhibit C, and grant therein to Walcott a first-priority security interest in the Option Units and all proceeds therefrom (the "Walcott Lien"). The Loan will be due and payable on the earlier of (a) the date on which Schram sells the Option Units (subject to the terms and provisions of this Agreement) and (b) April 15, 1999. No interest will be charged by Walcott on the Loan. The Loan will be recourse to Schram. Walcott and Schram agree that the Walcott Note shall be a "security agreement" under the provisions of Article 8 of the Delaware Uniform Commercial Code (Del. Code Ann., Title 6, Subtitle I), and that the security interest granted thereby shall be a "purchase money security interest" under the provisions of Article 9 of the Delaware Uniform Commercial Code. Schram agrees to effect his pledge to Walcott of the Option Units by directing BCLP's transfer agent to deliver the Option Units to Walcott at such location, or to such third-party holder, as Walcott directs, along with duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to Walcott, in order further to perfect Walcott's security interest therein. Walcott and Schram agree to take all reasonable steps necessary to effectuate such pledge of the Option Units, in compliance with all applicable laws and regulations.

         3. Schram's Covenants. In consideration of the Loan, Schram agrees to the following covenants for the periods stated:

                  (a) Schram shall hold the Option Units for a period of seven months from the Option Exercise Date, provided, that if the Call (as defined herein) is exercised pursuant to the terms of this Agreement, Schram shall sell the Option Units in accordance with the Call.

                  (b) In connection with the Reorganization (as defined in the Plan), Schram shall take all necessary actions to (i) vote the Option Units in favor of the Reorganization, and (ii) elect to receive a distribution consisting entirely of Castle Creek Units in the Distribution (as defined in the Plan) with respect to the Option Units. If Walcott at any time should possess voting authority with respect to the Option Units, then Walcott shall vote the Option Units in accordance with the preceding sentence.

         4.       The Call.

                  (a) Schram agrees to grant BCLP the right (the "Call") to purchase all of the Option Units on any day in which Federal Reserve member banks are open in Wilmington, Delaware ("Business Day"), from the date of this Letter Agreement through March 31, 1999, for a purchase price (without set-off, deduction or counterclaim) (the "Call Price") consisting of:


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                  (x)      payable on the date of exercise of the Call, cash in
                  an amount equal to fair market value (as defined in the Unit Option, measured as of the Option Exercise Date) of the Option Units, plus

                  (y) payable on January 15, 2004, cash in an amount equal to (i) the aggregate amount of interest paid by BCLP from the date of this Letter Agreement until January 10, 2004 with respect to $5,000,000 in aggregate principal amount of Subordinated Debentures (as defined in the Plan) and (ii) the aggregate amount of distributions paid by BCLP II (as defined in the Plan) from the date of this Letter Agreement until January 10, 2004 with respect to 250,000 BCLP II Units (as defined in the Plan).

                  (b) Immediately upon exercise of the Call, Schram shall direct BCLP to wire such portion of the Call Price to Walcott (without set-off, deduction or counterclaim) that is equal to the amount of the Walcott Note. Walcott, on receipt of payment in full of all amounts due under the Walcott Note, shall release the Walcott Lien on the Option Units and deliver the Option Units to BCLP, along with duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to Walcott. Schram shall cause the Option Units to be delivered to BCLP free and clear of all liens and encumbrances, except for the Walcott Lien, the release of which is provided for in the preceding sentence. Payments to Walcott and to Schram will be to the accounts specified in writing by such persons to BCLP.

                  (c) In connection with and upon consummation of the Reorganization, the Call will be transferred from BCLP to Castle Creek without any action by Schram or Walcott.

                  (d) If the Call is not exercised on or before March 31, 1999, then on April 15, 1999, (i) Schram shall repay the Loan in full,
         (ii) Walcott shall lend Schram an amount (the "New Loan Amount") equal to the Fair Market Value (as defined in the Unit Option, measured as of the Option Exercise Date) of the Option Units (the "New Loan") upon receipt from Schram an executed promissory note in favor of Walcott (the "New Walcott Note"), the form of which is attached to this Agreement as Exhibit D, and (iii) Schram shall grant to Walcott a first-priority security interest in the Option Units and all proceeds therefrom. The New Loan will otherwise be non-recourse to Schram. The New Loan will be due and payable on April 15, 2004. No interest will be charged by Walcott on the New Loan.

         5. Adjustments. If after the completion of the Reorganization but before the expiration of the Call, any split or combination is made in the BCLP II Units or Castle Creek Interests, then the Call Price will be adjusted appropriately to reflect each such split or combination.

         6. Condition. The obligations of Schram in paragraph 3 of this Letter Agreement are expressly conditioned upon the consummation and completion of the Reorganization. If the Reorganization has not been consummated and completed on


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         or before March 31, 1999, then (i) the Loan shall be extended such that it shall be due and payable on January 10, 2004, (ii) the First Loan Amount shall be increased such that the total amount due under the Loan equals the sum of (a) the Purchase Price and (b) 50% of the difference between the Purchase Price and the fair market value (as defined in the Unit Option, measured as of the Option Exercise Date) of the Option Units (the "Increased Loan Amount"), (iii) Walcott shall lend to Schram an amount (the "Difference Amount") equal to the difference between the Increased Loan Amount and the Loan Amount by transferring the Difference Amount to Schram in immediately available funds and (iv) the Call shall be exercisable by BCLP on any Business Day prior to January 10, 2004 at a price consisting of (x) payable on the date of exercise of the Call, cash in an amount equal to fair market value (as defined in the Unit Option, measured as of the Option Exercise Date) of the Option Units, plus (y) payable on January 15, 2004, cash in an amount equal to the aggregate amount of distributions paid by BCLP from the date of exercise of the Call until January 10, 2004 with respect to 250,000 BCLP Units.

         7. Notices. Any notices or communications ("Notices") permitted or required under this Letter Agreement shall be deemed sufficiently given if hand-delivered, or by overnight delivery service or facsimile transmission, or sent postage prepaid by registered or certified mail, return receipt requested to the addresses of the parties first set forth above, or to such other address as either party may notify the other of in writing. Unless a Notice delivered by facsimile transmission is transmitted on other than a Business Day, in which case it shall be conclusively deemed to be delivered on the next Business Day thereafter, all Notices delivered by facsimile transmission shall be conclusively deemed to be delivered and received on the date on which such facsimile is transmitted. With respect to notices given by facsimile, the sending party shall take reasonable precautions to ensure that such facsimile notice has been received. Notices delivered by overnight delivery service shall be conclusively deemed to be delivered and received on the third Business Day after such Notice is timely deposited with such overnight delivery service. Notices mailed by registered or certified mail shall be conclusively deemed to be delivered on the tenth Business Day after they have been mailed.

         8. Binding Effect; Assignment. This Letter Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Letter Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Except as to the provisions of Section 4 with respect to Castle Creek, this Letter Agreement is not intended to confer upon any other person except the parties hereto, their successors and permitted assigns any rights or remedies hereunder.

         9. Further Assurances. Schram and Walcott agree that at any time and from time to time, upon written request, they shall execute and deliver such further documents and do such further acts and things as may be reasonably requested in order to effectuate the purposes of this Letter Agreement and the Walcott Note and the transactions contemplated hereby and thereby. Without limitation of the foregoing, at


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         Walcott's request, Schram shall (i) perform such acts as may be necessary or advisable in the opinion of Walcott or that Walcott may request to assure the attachment, perfection and first priority of Walcott's security interest in the Option Units, to exercise the rights and remedies of Walcott hereunder or under the Walcott Note or to carry out the intent of this Agreement, and (ii) execute and deliver at any time and from time to time all supplemental documentation that Walcott may request, in form and substance acceptable to Walcott.

         10. Counterparts. This Letter Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         11. Headings. The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement.

         12. Severability. If any term or provision specified herein is held by a court or arbitral panel of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court or arbitral panel should declare such term or provision to be illegal, invalid, unlawful, void, violable, or unenforceable as written, then such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties.

         13. Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

         14. Waiver. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term or provision of this Letter Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term or provision of this letter agreement.

         15. Specific Performance; Remedies. Each of the parties acknowledges that it would be irreparably damaged in the event that any of the provisions of this Letter Agreement within the reasonable control of Schram or Walcott, as the case may be, are not performed in accordance with their specific terms or are otherwise breached, and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that each of Schram or Walcott, as the case may be, shall be


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         entitled to injunctive relief to prevent breaches of the provisions of this Letter Agreement within the reasonable control of Walcott or Schram, as the case may be, and on compliance with all its obligations hereunder, specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.

         16. Entire Agreement. This Letter Agreement and all the Exhibits attached hereto, and all other securities and documents referred to herein, constitute the entire understanding of the parties hereto concerning the subject matter hereof, and supersedes all previous agreements and understandings, oral and written, between the parties with respect to such subject matter. No modification of this Letter Agreement or waiver of the terms, conditions, warranties, representations and rights hereunder will be binding on either party unless signed in writing by such party or its representative.


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         If the foregoing accurately reflects our understandings and agreements, please so indicate by signing below, whereupon this Letter Agreement shall constitute a binding agreement between the parties hereto.

                                              WALCOTT PARTNERS, L.P.



                                              By:      DRAYCOTT, INC.
                                              Its:     General Partner

                                              By:      /s/  Paul E. Gaston
                                                       -------------------------
                                                       Paul E. Gaston
                                                       Chief Executive Officer


SO AGREED:


By:      /s/  Stephen C. Schram
         -------------------------
         Stephen C. Schram




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